Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Joseph Coccaro – President and CEO
Telephone:     (201) 862-0660

BOGOTA FINANCIAL CORP. ANNOUNCES RESULTS OF
DEPOSITOR VOTE AND STOCK OFFERING

Teaneck, New Jersey, January 6, 2020 – Bogota Financial Corp. (the “Company”) announced that the depositors of Bogota Savings Bank (the “Bank”) approved the plan of reorganization and minority stock issuance pursuant to which the Bank will reorganize into the two-tier mutual holding company structure.  The Company also announced that the Bank’s depositors approved the contribution to the Bogota Savings Bank Charitable Foundation in connection with the reorganization.

In addition, the Company announced that in the subscription offering that closed on December 12, 2019, the Company received orders in excess of the adjusted maximum of the offering range (5,657,735 shares).  The number of shares to be sold in connection with the stock offering will be based on a final appraisal and receipt of final regulatory approvals.  The Company is currently processing orders and will provide further information as soon as it is available.

The Company currently expects to close the reorganization and stock offering in mid-January 2020 and will begin trading the following business day on the Nasdaq Capital Market under the symbol “BSBK.”

About Bogota Savings Bank

Bogota Savings Bank has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey. At September 30, 2019, the Bank had total assets of $665.6 million, total deposits of $474.4 million and total equity of $74.1 million.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank is engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.